Exhibit 10.1
EXECUTION VERSION
THIRD AMENDMENT TO AMENDED AND RESTATED

LOAN AGREEMENT

This THIRD AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT, dated as of May 28, 2021 (this “Third Amendment”) to that certain Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of June 5, 2018 (as amended, restated, amended and restated, refinanced, replaced, supplemented, modified or otherwise changed from time to time, the “Loan Agreement”), by and among Motorcar Parts of America, Inc., a corporation organized under the laws of the State of New York (“MPA”, and together with each Person organized under the laws of a State of the United States joined thereto as a borrower from time to time (other than Dixie US), collectively, the “US Borrowers”, and each, a “US Borrower”), D & V Electronics Ltd., a corporation amalgamated and existing under the laws of the Province of British Columbia (“D&V”), Dixie Electric Ltd., a corporation amalgamated under the laws of Ontario (“Dixie Canada”), Dixie Electric Inc., a Delaware corporation (“Dixie US” and together with D&V, Dixie Canada and each Person organized under the laws of Canada joined thereto as a borrower from time to time, collectively, the “Canadian Borrowers”, and each, a “Canadian Borrower”; the Canadian Borrowers and the US Borrowers are referred to therein each as a “Borrower” and collectively as “Borrowers”), each Person joined thereto as a guarantor from time to time, the financial institutions which are now or which thereafter become a party thereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for the Lenders (in such capacity, the “Agent”).

WHEREAS, Borrowers, Agent and the Lenders wish to amend certain terms and provisions of the Loan Agreement as hereafter set forth.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1.            Defined Terms.  Any capitalized term used herein and not defined shall have the meaning assigned to it in the Loan Agreement.

2.            Amendments.

(a)          Section 1.2 of the Loan Agreement is hereby amended by inserting the following new defined terms in appropriate alphabetical order:

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption laws or regulations administered or enforced in any jurisdiction in which the Borrower or any of its Subsidiaries conduct business.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to paragraph (d) of Section 3.8.2 of this Agreement, or (y) if the then current Benchmark is not a term rate nor based on a term rate, any payment period for interest calculated with reference to such Benchmark pursuant to this Agreement as of such date.

“Benchmark” shall mean, initially, USD LIBOR; provided, that, if a Benchmark Transition Event a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to paragraph (a) of Section 3.8.2 of this Agreement.”

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by Agent for the applicable Benchmark Replacement Date:

(1)          the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)          the sum of: (a) Daily Simple SOFR  and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrowing Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided, that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (1) of this definition. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the Other Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and the Borrowing Agent for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided, that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the Other Documents).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

(3) in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Lenders and the Borrowing Agent pursuant to Section 3.8.2 of this Agreement, which date shall be at least 30 days from the date of the Term SOFR Notice; or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by a Governmental Body having jurisdiction over Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Relevant Governmental Body having jurisdiction over Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Documents in accordance with Section 3.8.2 of this Agreement and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with Section 3.8.2 of this Agreement.”

“Core Bank Liability Interest Expense” shall mean the non-cash imputed interest payments related to unissued credit memos that are part of the brake caliper contract with an applicable Customer(s).  The payment of these returned cores will be made over a contractual repayment period pursuant to the agreement with such applicable Customer(s).

“Core Premium Asset” shall mean the difference between the initial Customer core returns accrual and the related core cost of full value cores established at the commencement of the business relationship for a full value core program.  The non-cash amortization of the Core Premium Asset is expensed generally over eight years.

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that, if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” shall mean, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1) a notification by Agent to (or the request by the Borrowing Agent to Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by Agent and the Borrowing Agent to trigger a fallback from USD LIBOR and the provision by Agent of written notice of such election to the Lenders.

“Effective Federal Funds Rate” means for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1% announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Effective Federal Funds Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Effective Federal Funds Rate” for such day shall be the Effective Federal Funds Rate for the last day on which such rate was announced.  Notwithstanding the foregoing, if the Effective Federal Funds Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Embargoed Property” means any property (a) in which a Sanctioned Person holds an interest; (b) beneficially owned, directly or indirectly, by a Sanctioned Person; (c) that is due to or from a Sanctioned Person; (d) that is located in a Sanctioned Jurisdiction; or (e) that would otherwise cause any actual or possible violation by the Lenders or Agent of any  applicable Anti-Terrorism Law if the Lenders were to obtain an encumbrance on, lien on, pledge of or security interest in such property or provide services in consideration of such property.

“Erroneous Payment” shall have the meaning set forth in Section 14.14(a) hereof.

“Erroneous Payment Deficiency Assignment” shall have the meaning set forth in Section 14.14(d) hereof.

“Erroneous Payment Impacted Class” shall have the meaning set forth in Section 14.14(d) hereof.

“Erroneous Payment Return Deficiency” shall have the meaning set forth in Section 14.14(d) hereof.

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 14.14(d) hereof.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR or, if no floor is specified, zero.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Long-Term Core Inventory Deposits” shall mean the cost of remanufactured cores purchased from Customers and held at Customers’ locations.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Payment Recipient” has the meaning set forth in Section 14.14(a) hereof.

“Reference Time” with respect to any setting of the then-current Benchmark shall mean (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by Agent in its reasonable discretion.

“Relevant Governmental Body” shall mean the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Sanctioned Jurisdiction” shall mean any country or territory that itself is specifically targeted by a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/ Programs/Pages/Programs.aspx, or any successor list maintained by, or as otherwise published from time to time by, OFAC.

“SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” shall mean, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” shall mean a notification by Agent to the Lenders and the Borrowing Agent of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” shall mean the determination by Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.8.2 of this Agreement that is not Term SOFR.

 “Third Amendment” shall mean that certain Third Amendment to Amended and Restated Loan Agreement, dated as of May 28, 2021, by and among Borrowers, Agent and the Lenders party thereto.

“Third Amendment Effective Date” shall mean the date on which the conditions precedent to the effectiveness of the Third Amendment are fulfilled or waived.

 “Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” shall mean the London interbank offered rate for U.S. dollars.

(b)          Section 1.2 of the Loan Agreement is hereby further amended by amending and restating the following defined terms in their entirety:

“Anti-Terrorism Law” shall mean any Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including Executive Order No. 13224, the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339b, and any regulations or directives promulgated under these provisions.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period: (i) Consolidated Net Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) severance charges in an aggregate amount not to exceed (A) $1,000,000 for the fiscal year of Borrowers ending on March 31, 2021, (B) $500,000 for the fiscal year of Borrowers ending on March 31, 2022 and (C) $100,000 for any fiscal year of Borrowers thereafter, (vi) any non-cash expenses incurred in connection with stock options and other equity-based compensation, (vii) non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, (viii) standard inventory revaluation write-downs and write-ups; provided, that, commencing with the fiscal quarter ending June 30, 2019, such amounts which may be added back pursuant to this clause (viii) with respect to Eligible Inventory which are not subject to a Repurchase Contract or which are at an MPA location shall be an aggregate amount not to exceed $1,000,000 for each fiscal quarter (any portion of such amount not fully used in any given fiscal quarter may be rolled over to a subsequent fiscal quarter during any four quarter period); provided, further, that, commencing with the fiscal quarter ending March 31, 2020, in no event shall the aggregate amount which may be added back pursuant this proviso to this clause (viii) exceed $4,000,000 for any trailing four quarter period, (ix) non-cash losses on Hedging Agreements, (x) any expenses incurred in connection with stock offerings, (xi) the amount of all costs, fees and expenses incurred in connection with the Transactions, (xii) costs and expenses incurred as a result of any step up accounting adjustments, (xiii) all transactional costs, expenses and charges payable in connection with, any acquisition (whether or not consummated) in an amount not to exceed $700,000 for any fiscal year of Borrowers, (xiv) total of Premium To Inventory Purchases and amortization of Core Premium Asset in an aggregate amount not to exceed (I) $30,000,000 during the period April 1, 2018 through June 30,2021, and (II) $30,000,000 during the term of this Agreement for all periods starting on or after July 1, 2021, (xv) non-capitalized transaction expenses related to the Mexico Business Expansion in an aggregate amount not to exceed $32,000,000 for any periods ending on or prior to September 30, 2021, (xvi) specified investments in Customers which are expensed during such period; provided, however, commencing April 1, 2018 the aggregate amount of such expense which may be added back pursuant to this clause (xvi) shall not exceed $10,855,000 during the term of this Agreement, (xvii) [reserved] and (xviii) for the period commencing on April 1, 2020 and ending on March 31, 2022, costs and expenses incurred as a result of increased operating costs in connection with the COVID-19 pandemic; provided, that, the aggregate amount which may be added back pursuant to this subclause (xviii) for any given period shall not exceed the aggregate amount disclosed for such costs and expenses in the corresponding 10-Q or 10-K filing (as applicable) for MPA for any such period; provided further, that, notwithstanding the preceding proviso, the aggregate amount which may be added back pursuant to this subclause (xviii) shall not exceed $13,000,000, minus (c) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent included in determining Consolidated Net Income of such Person for such period: (i) non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of Receivables in the Ordinary Course of Business) for such period and (ii) non-cash gains on Hedging Agreements.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the Daily LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“MPA Owned Cores at Customer Locations Inventory” shall mean any Eligible Inventory, which is accounted for by MPA on the balance sheet as remanufactured cores held at Customers’ locations and Long-Term Core Inventory Deposits, both recorded at the lower of cost or net realizable value.  MPA Owned Cores at Customer Locations Inventory represent the value of remanufactured cores either purchased from, or credited to Customers (or shipped to the Customer without charging) which are held by the Customers and remain on the Customers’ premises.

“Premium To Inventory Purchases” shall mean the amount committed to be paid to customers that exceeds the booked cost (remanufactured cores held at Customers’ locations) that is expensed (generally amortized over eight years).

“Reportable Compliance Event” shall mean that (1) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty or enters into a settlement with an Governmental Body in connection with any sanctions or other Anti-Terrorism Law or Anti-Corruption Law, or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation  of any Anti-Terrorism Law or Anti-Corruption Law; (2) any Covered Entity engages in a transaction that has caused or may cause the Lenders or Agent to be in violation of any Anti-Terrorism Law, including a Covered Entity’s use of any proceeds of the credit facility to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Jurisdiction or Sanctioned Person; or (3) any Collateral becomes Embargoed Property.

“Sanctioned Person” shall mean (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Governmental Body of a jurisdiction whose laws apply to this Agreement.

(c)          Section 1.2 of the Loan Agreement is hereby further amended by amending and restating subclause (B) set forth in the definition of “Fixed Charge Coverage Ratio” to provide in its entirety as follows: “(B) for any period on or after January 1, 2018, non-cash interest expense related to Accrued Core Interest Payments and Core Bank Liability Interest Expense)”.

(d)          Section 1.2 of the Loan Agreement is hereby further amended by deleting the definition of “Federal Funds Effective Rate” and “Sanctioned Country” appearing therein in their entirety.

(e)          Article I of the Loan Agreement is hereby amended by adding new Section 1.7 titled “LIBOR Notification” which provides in its entirety as follows:

“Section 1.7 LIBOR Notification.  Section 3.8.2 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefore.”

(f)           Section 2.2(b) of the Loan Agreement is hereby amended by deleting the phrase “two or” appearing in the second sentence therein.

(g)          Section 2.3 of the Loan Agreement is hereby amended by deleting the reference to the word and number parenthetical “eighteen (18)” appearing therein.

(h)          Each of Sections 2.6(c), 2.14(c) and 2.15(b) of the Loan Agreement are hereby amended by deleting the reference to “Federal Funds Effective Rate” therein and inserting “Effective Federal Funds Rate” in lieu thereof.

(i)           Section 3.8.1 of the Loan Agreement is hereby amended by inserting “prior to a Benchmark Replacement Date” immediately following the reference to “If such notice is given” in the last paragraph thereof.

(j)           Section 3.8.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“3.8.2     Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in the Other Documents (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be an “Other Document” for purposes of this Section 3.8.2), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in the Other Documents, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Other Document.

(iii) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.8.2”  including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Other Document, except, in each case, as expressly required pursuant to this Section 3.8.2.

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any of the Other Documents, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR ) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor of such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Loan bearing interest based on USD LIBOR, conversion to or continuation of Advances bearing interest based on USD LIBOR to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Domestic Rate Loan.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

(vi) Secondary Term SOFR Conversion.  Notwithstanding anything to the contrary herein or in any Other Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Other Document in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document; and (ii) Advances outstanding on the Secondary Term SOFR Conversion Date bearing interest based on the then-current Benchmark shall be deemed to have been converted to Advances bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then-current Benchmark; provided that, this paragraph (f) shall not be effective unless the Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.”

(k)          Article V of the Loan Agreement is hereby amended by adding new Sections 5.33 and 5.34 titled “Sanctions and other Anti-Terrorism Laws” and “Anti-Corruption Laws”, respectively, each providing in its entirety as follows:

“5.33 Sanctions and other Anti-Terrorism Laws.  No (a) Covered Entity: (i) is a Sanctioned Person, nor, to the knowledge of the Borrowing Agent after due diligence, any employees, officers, directors, affiliates, consultants, brokers or agents acting on a Covered Entity’s behalf in connection with this Agreement is a Sanctioned Person; (ii) directly, or indirectly through any third party, engages in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, or which otherwise are prohibited by any Laws of the United States or laws of other applicable jurisdictions relating to economic sanctions and other Ant-Terrorism Laws; (b) Collateral is Embargoed Property.

5.34 Anti-Corruption Laws.  Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such Laws.”

(l)          Article VI of the Loan Agreement is hereby amended by adding new Section 6.22 titled “Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws”, which provides its entirety as follows:

“6.22.      Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws: (a) The Loan Parties covenant and agree that (A) they shall immediately notify the Agent and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event; and (B) if, at any time, any Collateral becomes Embargoed Property, in addition to all other rights and remedies available to the Agent and each of the Lenders, upon request by the Agent or any of the Lenders, the Loan Parties shall provide substitute Collateral acceptable to the Lenders that is not Embargoed Property.

(b) Each Covered Entity shall conduct their business in compliance with all Anti-Corruption Laws and maintain policies and procedures designed to ensure compliance with such Laws.”

(m)          Article VII of the Loan Agreement is hereby amended by adding new Sections 7.21 and 7.22 titled “Sanctions and other Anti-Terrorism Laws” and “Anti-Corruption Laws”, respectively, each providing its entirety as follows:

“7.21.      Sanctions and other Anti-Terrorism Laws.  Each Loan Party hereby covenants and agrees that until the last day of the Term, the Loan Party will not, and will not permit any of its Subsidiaries to: (a) become a Sanctioned Person or allow its employees, officers, directors, affiliates, and agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (b) directly, or indirectly through a third party, engage in any transactions or other dealings with any Sanction Person or Sanctioned Jurisdiction, including any use of the proceeds of the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (c) repay the Advances with funds derived from any unlawful activity; (d) permit any Collateral to become Embargoed Property; (e) engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction prohibited by any Laws of the United States or other applicable jurisdictions relating to economic sanctions and any Anti-Terrorism Laws; or (f) cause any Lender or Agent to violate any sanctions administered by OFAC.

7.22.       Anti-Corruption Laws.  Each Loan Party hereby covenants and agrees that until the last day of the Term, the Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, use the Advances or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.”

(n)          Section 6.5(a)(iii) of the Loan Agreement is hereby amended by replacing the reference to “March 31, 2022” appearing therein with “June 30, 2022”.

(o)          Section 10.17 of the Loan Agreement is hereby amended and restated in its entirety to provide as follows:

“10.17    Anti-Money Laundering/International Trade Law Compliance.  Any representation, warranty or covenant contained in Sections 5.33, 5.34, 6.22, 7.21 and 7.22 is or becomes false or misleading at any time.”

(p)          Section 13.1 of the Loan Agreement is hereby amended by replacing the reference to “June 5, 2023” appearing therein with “May 28, 2026”.

(q)          Section 14.8 of the Loan Agreement is hereby amended by adding the following sentence as the last sentence of such Section: “All amounts due under this Section 14.8 shall be payable not later than ten (10) days after demand therefor.”

(r)          Article XIV of the Loan Agreement is hereby amended by adding new Section 14.14 titled “Erroneous Payments” which provides in its entirety as follows:

“14.14     Erroneous Payments.

(a) If the Agent notifies a Lender, Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Issuer or Secured Party (any such Lender, Issuer, Secured Party or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Lender, Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Effective Federal Funds Rate  and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice from the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Issuer or Secured Party hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates)  (x) that is in an amount different than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such, prepayment or repayment (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) In the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 14.14(b).

(c) Each Lender, Issuer or Secured Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuer or Secured Party under any Other Document, or otherwise payable or distributable by the Agent to such Lender, Issuer or Secured Party from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (a), from any Lender, Issuer or other Secured Party that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender, Issuer or Secured Party at any time, (i) such Lender, Issuer or Secured Party shall be deemed to have assigned its Advances (but not its commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Advances (but not commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an assignment and assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender, Issuer or Secured Party shall deliver any Notes evidencing such Advances to the Borrowers or the Agent, (ii) the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender, Issuer or other Secured Party, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender, assigning Issuer or assigning Secured Party shall cease to be a Lender, Issuer or Secured Party, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable commitments which shall survive as to such assigning Lender, assigning Issuer or assigning Secured Party and (iv) the Agent may reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment.  The Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender, Issuer or Secured Party shall be reduced by the net proceeds of the sale of such loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender, Issuer or Secured Party (and/or against any recipient that receives funds on its respective behalf).  For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the commitments of any Lender, Issuer or other Secured Party and such commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that the Agent has sold a loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuer or Secured Party under the Other Documents with respect to such Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other loan party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any other loan party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations under this Section 14.14 shall survive the resignation or replacement of the Agent, the termination of all of the commitments and/or repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Other Document.”

(s)          Section 16.15 of the Loan Agreement is hereby amended by amending  and restating the first sentence set forth therein to provide as follows:

“Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its Affiliates and its and their examiners, Affiliates, financing sources, directors, officers, partners, employees, agents, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, (c) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any of the Other Documents, and (d) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.”

(t)           Section 16.16 of the Loan Agreement is hereby amended and restated in its entirety to provide as follows:

“16.16. Publicity. Each Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrowers, Agent and Lenders, including announcements which are commonly known as tombstones, in such advertising, print media and promotional materials (including, without limitation, on any of the Agent’s websites) and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.”

(u)          Article XVI of the Loan Agreement is hereby amended by deleting Section 16.18 in its entirety and inserting “[Reserved]” in lieu thereof.

3.          Conditions to Effectiveness.  The effectiveness of this Third Amendment is subject to the fulfillment of each of the following conditions precedent (the date such conditions are fulfilled or are waived by Agent is hereinafter referred to as the “Third Amendment Effective Date”):

(a)          Representations and Warranties; No Event of Default.  The following statements shall be true and correct: (i) the representations and warranties contained in this Third Amendment, ARTICLE V of the Loan Agreement and in each Other Document, certificate, or other writing delivered to Agent or any Lender pursuant hereto or thereto on or prior to the Third Amendment Effective Date are true and correct in all material respects (and in all respects if such representation and warranty is already qualified by materiality or by reference to a Material Adverse Effect) on and as of the Third Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (and in all respects if such representation and warranty is already qualified by materiality or by reference to a Material Adverse Effect) on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Third Amendment Effective Date or would result from the Third Amendment becoming effective in accordance with its terms.

(b)          Execution of Amendment.  Agent and the Lenders shall have executed this Third Amendment and shall have received a counterpart to this Third Amendment, duly executed by each Loan Party.

(c)         Third Amendment Fee Letter; Payment of Fees, Etc.  (A) Agent shall have received, on or before the Third Amendment Effective Date, that certain engagement and fee letter, dated as of May 10, 2021, among Agent and Borrowers (the “Third Amendment Engagement and Fee Letter”), duly executed by Borrowers, and (B) Borrowers shall have paid, on or before the Third Amendment Effective Date, (i) all fees due and payable on or prior to the Third Amendment Effective Date pursuant to the Third Amendment Engagement and Fee Letter and (ii) all fees and invoiced costs and expenses (to the extent invoiced at least two (2) Business Days prior to the Third Amendment Effective Date) then payable by Borrowers pursuant to the Loan Documents, including, without limitation, Section 16.9 of the Loan Agreement.  All fees under this Section 3(c) shall be fully earned and payable as of the Third Amendment Effective Date, and may be charged by Agent to the U.S. Borrower’s Account.

(d)          Secretary’s Certificate and Authorizing Resolutions.  Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Loan Party dated as of the date of this Third Amendment which shall certify (i) copies of resolutions of such Loan Party, of the board of directors (or other equivalent governing body, member or partner) of such Loan Party authorizing (x) the execution, delivery and performance of this Third Amendment and each Other Document executed in connection with this Third Amendment to which such Loan Party is a party, and (y) the reaffirmation of the grant by such Loan Party of the security interests in and liens upon the Collateral to secure all of the Obligations (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Loan Party authorized to execute this Amendment and such Other Documents, (iii) that the copies of the Organizational Documents delivered to Agent on the Second Amendment Effective Date remain true, correct and complete as of the date of this Amendment (or, to the extent amended after the Second Amendment Effective Date, attaching true, correct and complete copies of such amended Organizational Documents), and (iv) the good standing (or equivalent status) of such Loan Party in its jurisdiction of organization dated not more than thirty (30) days prior to the date of this Third Amendment, issued by the Secretary of State or other appropriate official of each such jurisdiction.

(e)          Legal Opinion. Agent shall have received the executed legal opinion of (i) Latham & Watkins LLP, counsel to the Loan Parties and (ii) Stikeman Elliott LLP, Canadian counsel to the Loan Parties in each case, in form and substance reasonably satisfactory to Agent which shall cover such matters incident to the Third Amendment as Agent may reasonably require.

4.            Conditions Subsequent. Following the Third Amendment Effective Date, Loan Parties shall deliver to Agent within forty-five (45) days from the Third Amendment Effective Date (or such longer period of time as Agent shall agree in its sole discretion), an amended Mexican Pledge, in form and substance reasonably satisfactory to Agent, duly recorded in Mexico and executed by MPA Mexico.

5.            Representations and Warranties.  Each Loan Party represents and warrants as follows:

(a)          Organization, Good Standing, Etc.  Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, and to execute and deliver this Third Amendment, and to consummate the transactions contemplated hereby and by the Loan Agreement, as amended hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

(b)         Authorization, Etc.  The execution, delivery and performance by each Loan Party of this Third Amendment, and the performance of the Loan Agreement, as amended hereby, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene any of its Organizational Documents or any Applicable Law in any material respect or any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c)          Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Body is required in connection with the due execution, delivery and performance of this Third Amendment by the Loan Parties, and the performance of the Loan Agreement, as amended hereby.

(d)        Enforceability of this Third Amendment.  This Third Amendment and the Loan Agreement, as amended hereby, when delivered hereunder, will be a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with the terms thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(e)          Representations and Warranties; No Event of Default.  The statements in Section 3(a) of this Third Amendment are true and correct.

6.           Release.  Each Loan Party hereby acknowledges and agrees that:  (a) neither it nor any of its Affiliates has any claim or cause of action against Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to the Loan Parties and their Affiliates under the Loan Agreement and the Other Documents that are required to have been performed on or prior to the date hereof.  Notwithstanding the foregoing, Agent and the Lenders wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of Agent and the Lenders’ rights, interests, security and/or remedies under the Loan Agreement and the Other Documents.  Accordingly, for and in consideration of the agreements contained in this Third Amendment and other good and valuable consideration, each Loan Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the Third Amendment Effective Date directly arising out of, connected with or related to this Third Amendment, the Loan Agreement or any Other Document, or any act, event or transaction related or attendant thereto, or the agreements of Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of Advances, or the management of such Advances or the Collateral.

7.            No Novation; Reaffirmation and Confirmation.

(a)          This Third Amendment does not extinguish the obligations for the payment of money outstanding under the Loan Agreement or discharge or release the lien or priority of any mortgage, security agreement, pledge agreement or any other security therefore.  Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Loan Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith.  Nothing expressed or implied in this Third Amendment shall be construed as a release or other discharge of the Loan Parties under the Loan Agreement, or the Other Documents, as amended hereby, from any of its obligations and liabilities as “Borrowers” thereunder.

(b)          Each Borrower hereby (i) acknowledge and reaffirm its obligations as set forth in each Loan Document, as amended hereby, (ii) agrees to continue to comply with, and be subject to, all of the terms, provisions, conditions, covenants, agreements and obligations applicable to it set forth in each Loan Document, as amended hereby, which remain in full force and effect, and (iii) confirms, ratifies and reaffirms that the security interest granted to Agent, for the benefit of Agent and the Lenders, pursuant to the Loan Documents, as amended hereby, in all of its right, title, and interest in all then existing and thereafter acquired or arising Collateral in order to secure prompt payment and performance of the Obligations, is continuing and is and shall remain unimpaired and continue to constitute a first priority security interest (subject to Permitted Liens) in favor of Agent, for the benefit of Agent and the Lenders, with the same force, effect and priority in effect both immediately prior to and after entering into this Third Amendment.

8.            Miscellaneous.

(a)          Continued Effectiveness of the Loan Agreement and the Other Documents.  Except as otherwise expressly provided herein, the Loan Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Third Amendment Effective Date (i) all references in the Loan Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Third Amendment and (ii) all references in the Other Documents to the “Loan Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Third Amendment.  To the extent that the Loan Agreement or any Other Document purports to pledge to Agent, or to grant to Agent, a security interest or lien, such pledge or grant is hereby ratified and confirmed in all respects.  Except as expressly provided herein, the execution, delivery and effectiveness of this Third Amendment shall not operate as an amendment of any right, power or remedy of Agent and the Lenders under the Loan Agreement or any Other Document, nor constitute an amendment of any provision of the Loan Agreement or any Other Document.

(b)          Counterparts.  This Third Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Third Amendment by fax or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Third Amendment. Original signature pages shall promptly be provided to Agent.

(c)          Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part of this Third Amendment for any other purpose.

(d)          Costs and Expenses.  Borrowers agree to pay on demand all fees, costs and expenses of Agent and the Lenders in connection with the preparation, execution and delivery of this Third Amendment.

(e)          Third Amendment as Other Document.  Each Loan Party hereby acknowledges and agrees that this Third Amendment constitutes an “Other Document” under the Loan Agreement.  Accordingly, it shall be an Event of Default under the Loan Agreement if (i) any representation or warranty made by any Loan Party under or in connection with this Third Amendment, which representation or warranty is (A) subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any respect when made or deemed made, or (B) not subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any material respect when made or deemed made or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Third Amendment (subject to any applicable notice or grace periods under the Loan Agreement).

(f)          Severability.  Any provision of this Third Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(g)          Governing Law.  This Third Amendment shall be governed by and construed in accordance with, the laws of the State of New York.

(h)        Waiver of Jury Trial.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS THIRD AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

US BORROWER:

MOTORCAR PARTS OF AMERICA, INC.

By:
Name:	Selwyn Joffe
Title:	Chairman, President and Chief Executive Officer

Signature Page to Third Amendment to A&R Loan Agreement

CANADIAN BORROWERS:

D & V ELECTRONICS LTD.

By:
Name:	William Hardy
Title:	Chief Executive Officer

DIXIE ELECTRIC LTD.

By:
Name:	Selwyn Joffe
Title:	Chief Executive Officer

DIXIE ELECTRIC INC.

By:
Name:	Selwyn Joffe
Title:	Chief Executive Officer

Signature Page to Third Amendment to A&R Loan Agreement

AGENT AND LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:
Name:	Albert Sarkis
Title:	Senior Vice President

Signature Page to Third Amendment to A&R Loan Agreement

WEBSTER BUSINESS CREDIT CORPORATION

By:
Name:
Title:

Signature Page to Third Amendment to A&R Loan Agreement

BANK HAPOALIM B.M.

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Third Amendment to A&R Loan Agreement

CATHAY BANK

By:
Name:
Title:

Signature Page to Third Amendment to A&R Loan Agreement

ISRAEL DISCOUNT BANK OF NEW YORK

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Third Amendment to A&R Loan Agreement